FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2020

HC2 HOLDINGS, INC.

Delaware	001-35210	54-1708481
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 Park Avenue, 30th Floor
New York, NY 10022
(Address of principal executive offices)

(212) 235-2690
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	HCHC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On April 3, 2019, HC2 Holdings, Inc., a Delaware corporation (the “Borrower”), and certain of its subsidiaries that guarantee (the “Guarantors”) the Borrower’s 11.500% Senior Secured Notes due 2021 (the “Secured Notes”), entered into a $15 million secured revolving credit agreement (the “2019 Revolving Credit Agreement”) with MSD PCOF Partners IX, LLC, as lender (the “Lender”). On March 3, 2020, in accordance with the terms of the 2019 Revolving Credit Agreement, the Borrower permanently repaid such facility with a portion of the net cash proceeds from the previously announced sale of 100% of the Borrower’s equity interest in the Global Marine Group to an investment affiliate of J.F. Lehman & Company, LLC.
On March 13, 2020 (the “Closing Date”), the Borrower and the Guarantors entered into a new $15 million secured revolving credit agreement (the “New Revolving Credit Agreement”) with the Lender. The Borrower intends to use the proceeds of loans under the New Revolving Credit Agreement for working capital and general corporate purposes. Any amounts borrowed under the New Revolving Credit Agreement and subsequently voluntarily repaid may be re-borrowed until maturity or termination. The New Revolving Credit Agreement matures on June 1, 2021.
Loans under the New Revolving Credit Agreement bear interest at a per annum rate equal to, at the Borrower’s option, one, two or three month LIBOR plus a margin of 6.75%. If in the future LIBOR is unavailable, loans under the New Revolving Credit Agreement may bear interest at a base rate plus a margin of 5.75%. The Borrower is required to pay an undrawn commitment fee at a per annum rate equal to 1.00% of the undrawn portion of the commitments under the New Revolving Credit Agreement computed on a daily basis for the applicable period.
All obligations under the New Revolving Credit Agreement are secured by the same collateral that secures the Secured Notes and constitute “First-Out Debt”, “First-Out Obligations” and “Pari Passu Obligations” under the indenture governing the Secured Notes (the “Secured Indenture”) and the related collateral trust agreement to the extent permitted thereunder. The obligations of the Borrower under the New Revolving Credit Agreement are guaranteed on a senior secured basis by the same Guarantors that guarantee the Borrower’s obligations under the Secured Notes.
The New Revolving Credit Agreement contains substantially similar covenants to the Secured Indenture, including financial covenants. The New Revolving Credit Agreement also contains customary representations and warranties and events of default for a transaction of this type.
If an event of default under the New Revolving Credit Agreement occurs and is continuing, the Lender may terminate all commitments under the New Revolving Credit Agreement, declare all unpaid principal, interest and other amounts under the New Revolving Credit Agreement to become immediately due and payable and exercise any other available remedies under the New Revolving Credit Agreement or the related loan documents. In addition, if the Borrower becomes subject to any actual or deemed order of relief under the U.S. bankruptcy code, the Lender’s commitments will automatically terminate and any outstanding obligations under the New Revolving Credit Agreement will automatically become immediately due and payable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 16, 2020

HC2 Holdings, Inc. (Registrant)

By:	/s/ Michael J. Sena
Name: Michael J. Sena
Title: Chief Financial Officer